Exhibit 10.32

DATED	, 2004

INVESTMENT MANAGEMENT AGREEMENT

Between

FINANCIAL ASSURANCE COMPANY LIMITED

-and-

GE ASSET MANAGEMENT LIMITED

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “**”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

This INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”), made the     day of          2004.

BETWEEN:

(1)           FINANCIAL ASSURANCE COMPANY LIMITED (Registered Number 1044679) whose registered office is at Vantage West, Great West Road, Brentford, Middlesex TW8 9AG (the “Customer”); and

(2)           GE ASSET MANAGEMENT LIMITED (Registered Number 3084561) whose registered office is at 6 Agar Street, London, WC2N 4HR (the “Investment Manager”).

WHEREAS:

(A)                              The Customer wishes the Investment Manager to provide it with investment management services and the Investment Manager has agreed to do so on the terms and subject to the conditions contained in this Agreement.

(B)                                The Investment Manager is authorised and regulated by the FSA (as defined below) and has the appropriate Part IV permission under the FSMA (as defined below) to provide the Services (as defined below) and nothing in this Agreement shall exclude any liability of the Investment Manager to the Customer arising under the FSMA or the FSA Rules (as defined below) as modified or re-enacted or both from time to time.

(C)                                The Investment Manager is registered as an investment adviser under the Investment Advisers Act (as defined below).

(D)                               The Investment Manager is treating the Customer as a Market Counterparty as defined in the FSA Rules.

IT IS AGREED:

ARTICLE I

DEFINITIONS AND USAGE

1.             Interpretation.

1.1                                 In this Agreement the following expressions shall have the following meanings:

 “Account” shall have the meaning ascribed to it in clause 2.1.

“Account Assets” means the assets and any unrealized income, profit or gain (or loss) from those assets in the Account from time to time.  Unless specifically described otherwise, Account Assets shall be valued at market.

“Actual Costs” shall have the meaning ascribed to it in clause 4(b).

“Applicable Requirements” means all applicable laws and regulations (including with respect to the Customer, the FSMA to the extent applicable to an insurance company and, with respect to the Investment Manager, the Investment Advisers Act and the FSMA to the extent applicable to an investment manager) and, if applicable, the prevailing rules, regulations, requirements, determinations, practice and guidelines of the Board of Inland Revenue of the United Kingdom, or any other governmental, market or regulatory authority (including with respect to the Customer, the FSA and with respect to the Investment Manager, the SEC (as long as the

Investment Manager is registered as an investment adviser with the SEC) and the FSA), in each case for the time being in force.

“Associate” in this Agreement has the meaning ascribed to it in the FSA Rules.

“Board” means the board of directors from time to time of the Customer.

“Brokers” means dealers, brokers, agents or other similar persons selected by the Investment Manager in its discretion through whom dealings for the Account shall be effected.

“Budgeted Costs” shall have the meaning ascribed to it in clause 4(a).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Control Event” means, with respect to either party, the occurrence of: (a) any event which results in the Control of the party transferring from a Person that was an Associate immediately prior to the occurrence of such event to a Person that is not an Associate; (b) the sale or transfer of substantially all of a party’s assets to a Person that is not an Associate; or (c) the merger or consolidation of a party with or into another Person and the surviving Person is not an Associate.

“CPR” shall have the meaning set forth in Section 9.3.

“CPR Arbitration Rules” shall have the meaning set forth in Section 9.4.

“Custodian” shall have the meaning ascribed to it in clause 2.5.

“Custody Agreement” shall have the meaning ascribed to it in clause 2.5.

“Directed Brokers” shall have the meaning ascribed to it in clause 2.4(c).

“Directed Trades” shall have the meaning ascribed to it in clause 2.4(c).

“Dispute” shall have the meaning set forth in Section 9.1(a).

“Effective Date” means the date of this Agreement.

“First Extension” shall have the meaning ascribed to it in clause 3(a).

“FSA” means the Financial Services Authority.

“FSA Rules” means the designated rules made, from time to time, by the FSA under and in accordance with the FSMA, including under the FSA Handbook of Rules and Guidance.

“FSA Termination” shall have the meaning ascribed to it in clause 3(e)(i).

“FSMA” means the Financial Services and Markets Act 2000, as amended.

“GAAP” means generally accepted accounting principles in effect, from time to time, in the United States and/or in the United Kingdom as applicable, including all applicable SEC requirements.

“GE” means General Electric Company, a New York corporation.

“GE Change” shall have the meaning ascribed to it in clause 3(e)(iii).

“Initial Notice” shall have the meaning set forth in Section 9.2.

“Initial Termination Date” shall have the meaning ascribed to it in clause 3(a).

“Investment Advisers Act” means the United States Investment Advisers Act of 1940, as amended.

“Investment Committee” means a committee appointed by the Board to oversee the Customer’s investment activities.

“Investment Guidelines” shall mean certain guidelines and procedures concerning the investment and management of the Account Assets (and which may be specific as to any particular Account) as may be adopted from time to time by the Board or the Investment Committee and which shall in all respects and at all times be compliant with all Applicable Requirements, a copy of which will be delivered to Investment Manager upon execution of this Agreement and from time to time thereafter as the same may be modified or amended by the Board or the Investment Committee; provided that any such modification shall be provided by the Customer to the Investment Manager in writing in advance.

“Investment Objectives” shall mean any investment objectives set forth in the Investment Guidelines or otherwise communicated in writing from time to time by the Customer to the Investment Manager.

“Investment Reports” means statements, reports, analyses, data, summaries, calculations, formulas and the like concerning Account Assets, investment strategy, security selection and performance results, whether in written, oral or electronic form.

“Losses” shall have the meaning ascribed to it in clause 8.2(c).

“Management Percentage” shall have the meaning ascribed to it in clause 4(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including governmental or political subdivision or an agency or instrumentality thereof

“Proposal” shall have the meaning ascribed to it in clause 4(c).

“Records” shall have the meaning ascribed to it in clause 2.7(a).

“Regulatory Change” shall have the meaning ascribed to it in clause 3(e)(ii).

“Remaining Term” shall have the meaning ascribed to in clause 3(d).

“Representatives” means, as applicable, the Customer’s or the Investment Manager’s directors, officers, employees, agents, auditors, delegates, sub-contractors and legal and financial advisors.

“Response” shall have the meaning set forth in Section 9.2.

“SAP” means statutory accounting procedures and principles prescribed or permitted by Applicable Requirements.

                “SEC” means the United States Securities and Exchange Commission.

“Second Extension” shall have the meaning ascribed to it in clause 3(b).

“Securities Valuation Date” shall have the meaning ascribed to it in clause 2.9(b).

“Services” shall have the meaning as described in clause 2.1.

“True-up” shall have the meaning ascribed to it in clause 4(b).

1.2                                 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

1.3                                 Exhibits.  The Exhibits to this Agreement shall be regarded as incorporated into, and forming part of, this Agreement.

ARTICLE II

SERVICES

2.1                 Appointment as Investment Manager.

The Customer appoints the Investment Manager and the Investment Manager accepts appointment by the Customer as investment adviser for the Account with full discretion subject to the terms of this Agreement; provided that, and without limitation to any right or remedy of the Customer under this Agreement, the ultimate control of the Customer’s accounts shall remain with the Board, and nothing contained in this Agreement shall be deemed to transfer or delegate such control to the Investment Manager.  The Investment Manager, acting in good faith and with due diligence will provide continuous discretionary investment management services (“Services”) to the Customer, which services may include (but not limited to) the following:

(a)                                  Research and identify investment opportunities;

(b)                                 Open (or direct the Custodian to open) and maintain brokerage accounts for securities and other property for and in the name of the Customer and execute for the Customer, as its agent and attorney-in-fact, standard customer agreements;

(c)                                  Invest Account Assets in income earning investments, such as bonds and cash equivalents, and such other investments as are permitted by Applicable Requirements, subject to any restrictions or limitations imposed by the Investment Guidelines, the Board or the Investment Committee, in each case, as communicated to the Investment Manager in writing;

(d)                                 Exercise, on behalf of the Customer or direct the exercise by the Custodian where appropriate, all rights and remedies conferred by any investment including, without limitation, voting rights (as set out in clause 2.6 below) with respect to the Account Assets;

(e)                                  Sell or dispose of investments as appropriate, subject to any restrictions or limitations imposed by the Investment Guidelines, the Board or the Investment Committee; provided, however, that the proceeds from any such sales will be deposited in the relevant Account on the date of receipt;

(f)                                    Assist in developing an overall investment strategy for the Account Assets; provided that in all cases the Customer shall have sole responsibility for approving and adopting any such strategy;

(g)                                 As requested by the Customer, conduct inspections, valuations, projections or other due diligence activities with respect to investments;

(h)                                 Negotiate the terms and conditions of investments and review and participate in the preparation of any documentation relating to such investments and execute for the Customer, as its agent and attorney-in-fact, such documentation;

(i)                                     Keep the Account under review and confer at regular intervals with the Customer regarding the investment and management of the Account;

(j)                                     Prepare a summary of all purchases and sales of investments with respect to the Account for approval and ratification by the Board or the Investment Committee not less than quarterly and more frequently if the Board or the Investment Committee so requests;

(k)                                  Assist with cash management and cash flow forecasting;

(l)                                     Participate in meetings of the Board, the Investment Committee and such other meetings with Customer Representatives as the Customer may request from time to time;

(m)                               Provide the Customer, in a timely manner, with such reports, documentation and information as the Customer may reasonably request in connection with monthly, quarterly and annual closing activities;

(n)                                 Provide the Customer with such additional investment management services relating to the Account as the Customer may reasonably request from time to time; and

(o)                                 Provide other support and analysis concerning investments, which, by way of example, may include due diligence in connection with potential business acquisitions or dispositions by the Customer and its Associates, reinsurance transactions and capital markets structures; provided, however, such support and analysis shall be similar in scope to that which Financial Insurance Group Services Limited had previously provided to the Customer and shall be consistent with the range of Services provided in the normal course by the Investment Manager under this Agreement.

2.2                                 Non-Exclusivity. The Investment Manager shall perform the Services on a nonexclusive basis. The Customer shall be free to retain at any time one or more additional investment advisers to perform similar services in connection with any of its assets. The Investment Manager may give advice and take action with respect to other customers that differs from advice given or action taken with respect to the Account, so long as the Investment Manager attempts in good faith to allocate investment opportunities to the Customer and the Account over a period of time on a fair and equitable basis compared to investment opportunities extended to other customers.  The Investment Manager is not obligated to initiate the purchase or sale of any security for the Customer or the Account that the Investment Manager, its Associates or the respective Representatives of either of them may purchase or sell for its or their own accounts or for the account of any other the customer if, in the reasonable opinion of the Investment Manager, such transaction or investment appears unsuitable or undesirable for the Customer or the Account.

2.3                                 Covenants of the Investment Manager.

                During the term of this Agreement:

(a)                                  The Investment Manager shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters should use in the conduct of an enterprise of a like character and with like aims.   Further, the Investment Manager shall use the same skill and care in the management of the Account and other duties hereunder as it uses in the administration of other similar accounts for which it has investment responsibility. The Investment Manager shall at all times comply with its applicable duties under the FSA Rules.

(b)                                 The Investment Manager shall use its commercially reasonable efforts to achieve the Investment Objectives.  Notwithstanding the foregoing the, Customer understands that the Investment Manager makes no representation regarding its ability to achieve any Investment Objective and the Investment Manager shall have no liability hereunder for such failure provided it has otherwise complied with the terms of this Agreement.

(c)                                  The Investment Manager shall notify the Customer in writing within seven (7) business days of the Investment Manager becoming aware of:  (i) the Investment Manager’s failure or inability to comply with any material term or provision of this Agreement; (ii) any change in the Investment Manager’s senior officers who exercise investment discretion in respect of the Account; (iii) any change in the Investment Manager’s condition, financial or otherwise or in its business or any other change which is reasonably likely to be materially adverse to the Investment Manager, the Account or the Account Assets; (iv) the occurrence of any happening or event which is reasonably likely to cause or has caused any breach of any representation or warranty made by the Investment Manager in Article VI and the nature and scope of the breach; (v) any threatened or actual material adverse change in the Account or nature of the Account Assets of which it is aware; (vi) its inability to comply with any part of the Investment Guidelines including any change resulting from an amendment to such Investment Guidelines or any instruction or direction given by the Customer pursuant to this Agreement; (vii) an instruction, direction or guideline given by the Customer that is:  (A) in the Investment Manager’s opinion, inconsistent with the Investment Guidelines; or (B) in the Investment Manager’s opinion, ambiguous or unclear in any respect, and the instruction, direction or guideline must be clarified by the Customer; (viii) a breach of any FSA Rule, which breach will or is expected to have a material adverse effect on the Investment Manager’s ability to provide the Services; or (ix) actual or potential non-routine investigation by the FSA or any other regulator into the Investment Manager’s condition, financial or otherwise or in its business or any actual or threatened withdrawal or suspension of any of the Investment Manager’s authorisations, permission or licences necessary to provide the Services.

(d)                                 In the performance of its duties and obligations under this Agreement, the Investment Manager shall act in conformity with the Investment Guidelines or other written instructions of the Board, the Investment Committee or Representatives of the Customer, in each case as supplied to the Investment Manager by the Customer, and all Applicable Requirements.  At the Customer’s request, the Investment Manager shall provide to the Customer certificates or other evidence of compliance relating to any Applicable Requirements or other legal requirements, in each case in form and substance satisfactory to the Customer.

(e)                                  The Investment Manager shall at all times maintain sufficient and knowledgeable personnel to perform the Services.

(f)                                    The Investment Manager shall inform the Customer of, and comply with, the Investment Manager’s policy regarding the receipt by the Investment Manager of all services received in connection with soft dollar commissions in relation to the investment or management of the Account.

(g)                                 The Investment Manager shall account to the Customer for any monetary benefits, fees or commissions received by the Investment Manager or any Associate of the Investment Manager in relation to the investment of the

Account other than such monetary benefits or amounts permitted to be received in accordance with Article IV.

(h)                                 The Investment Manager shall exercise due diligence in selecting, appointing and reviewing the performance of any agent of the Investment Manager in connection with the Account or any Brokers engaged by the Investment Manager.

(i)                                     Except as otherwise disclosed in this Agreement, the Investment Manager does not have and will not have any interest, direct or indirect, which would conflict in any manner with its obligations under this Agreement.

2.4           Transactions Involving Brokers.

(a)                                  In performing the Services, the Investment Manager shall have full power, right, and authority to issue orders for the purchase or sale of securities for the Account, directly to Brokers, as well as to exercise or abstain from exercising any option, privilege or right held in the Account.  In selecting a Broker with respect to effecting any securities transaction on behalf of the Customer, the Investment Manager may take into account such relevant factors as (i) total transaction price (including commissions, as a component of price), (ii) the Broker’s facilities, reliability and financial responsibility, (iii) the ability of the Broker to effect securities transactions, particularly with regard to such aspects as timing, size and execution of orders, and (iv) the research services provided by such Broker to the Investment Manager (either directly or by arrangement with third parties) which may enhance the Investment Manager’s general investment decision-making process, notwithstanding that the Customer may not be the direct or exclusive beneficiary of such services.  Specifically, the Investment Manager may pay a Broker a commission in excess of the amount another broker would have charged for effecting such transaction, so long as, subject to the overriding principles of suitability and in the good faith judgment of the Investment Manager, the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by such Broker, viewed in terms of that particular transaction or the Investment Manager’s overall investment management business.  The Investment Manager will make periodic disclosure to the Customer regarding transactions subject to soft dollar arrangements as required.

(b)                                 Subject to FSA Rules, the Investment Manager may enter into arrangements with Brokers to open “average price” accounts wherein orders during a trading day are placed on behalf of the Customer and other customers of the Investment Manager and its Associates and of its employees without prior reference to the Customer and will allocate such transactions (along with an equivalent portion of the expense related thereto) on a fair and reasonable basis using an average price.

(c)                                  The Customer may direct the Investment Manager to effect securities transactions for the Account (“Directed Trades”) through broker-dealer(s) identified by the Customer in writing (“Directed Brokers”) in a separate agreement acceptable to the Investment Manager.  The Customer acknowledges that: (i) Directed Trades may not enable the Customer to obtain the cost and execution benefits, if any, of participating in aggregated trades with other customers; and (ii) Directed Trades may be executed before or after the Investment Manager effects the execution of transactions for other accounts with the result that the Customer may pay or receive, as the case may be, a different price for securities which were also the subject of trades by the Investment Manager for its other customers.  The Customer represents that Directed Trades are not prohibited by Applicable Requirements or the Customer’s governing documents.

(d)                                 The Investment Manager may provide typical investment representations and warranties on behalf of the Customer, including but not limited to those representations and warranties contained in clause 6.2 hereof, in connection with the purchase or sale of securities by the Customer.

2.5                                 Custody Arrangements.  The Customer has established an agreement with JPMorgan Chase Bank (the “Custodian” and such agreement, the “Custody Agreement”).  The Custodian shall be responsible for arranging custody and safekeeping of the Account Assets, the collection of income and other entitlements, the carrying out of any foreign exchange transaction and all other administrative functions in relation to such Account Assets.  All Account Assets will be held by the Custodian in accordance with the provisions of the Custody Agreement.  The Customer, during the term of this Agreement, shall promptly provide to the Investment Manager copies of any amendments to the Custody Agreement that may affect the Investment Manager in providing the Service and shall give to the Investment Manager notice of any termination of the Custody Agreement.  The Customer shall be responsible for the payment of all custodial fees to the Custodian.  The Investment Manager shall have no responsibility including supervisory responsibility or liability with respect to the acts, omissions or other conduct of the Custodian.

2.6                                 Exercise of Rights.  Subject to the Investment Guidelines and any other written instructions of the Board, the Investment Committee or Representatives of the Customer provided to the Investment Manager, the Investment Manager shall use its best judgment to exercise or instruct the Custodian to exercise, in a manner that the Investment Manager deems to be in the best interests of the Customer, all voting rights, consent rights, subscription rights, conversion rights or any other rights arising in connection with any investment in the Account.  The Investment Manager shall determine whether to consent to modifications of any documents governing securities held in the Account.  Unless provided herein or requested in writing by the Customer, the Investment Manager need not forward any proxy material, consent solicitations or similar material to the Customer.

2.7           Record Keeping and Inspection.

(a)                                  The Investment Manager shall maintain all books, accounts, vouchers, records, memoranda, instructions or authorizations (collectively, “Records”) relating to the acquisition or disposition of securities or other investments in the Account in accordance with FSA Rules.  Such Records will at all times be the property of the Customer.  On a timely basis, the Investment Manager shall make available to the Customer, at its administrative offices or such other location as may be designated by the Customer, copies or originals of such Records upon reasonable request.

(b)                                 All Records, both internal and external with third parties, to the extent within the control of the Investment Manager, will clearly specify the ownership interest of the Customer in the Account Assets.

(c)                                  Records relating solely to the Account and/or the Account Assets that are not maintained physically on the Customer’s premises or in the Customer’s care, custody and control shall be subject to review and audit at any time by the Customer, its Representatives, the FSA and any other governmental or regulatory authority, or any other entity designated by the Customer, and the Investment Manager shall cooperate with and provide reasonable assistance to any such Person, including any Representative appointed by the Customer to conduct an audit of the Account.  The Investment Manager shall notify the Customer prior to destruction of such Records (in order that the Customer may request transfer of such Records to the Customer as an alternative to destruction).

(d)                                 The Investment Manager shall provide to the Customer such other documents and information pertaining to this Agreement, the Account and/or Account Assets at such times as the Customer may reasonably request including, but not limited to, information required to prepare reports to the FSA or any other entity designated by the Customer or as may be required in order for the Customer to comply with GAAP, SAP or Applicable Requirements.

(e)                                  The Investment Manager will cooperate fully with the Customer with respect to unsettled or unreconciled transactions and daily transmission of trading activity.

(f)                                    The Investment Manager shall permit representatives of the FSA to have access, with or without notice, during reasonable business hours to:

(i)                                     any of the Investment Manager’s business premises;

(ii)                                  any records, files, tapes, computer systems, computer data or other material within the Investment Manager’s possession or control related to the provision of the Services; and

(iii)                               any facilities which the FSA representatives may reasonably request, and at the Investment Manager’s reasonable expense to make and remove copies of any such Records are referred to in (ii) above.

(g)                                 The Investment Manager shall make itself readily available for meetings with FSA representatives as reasonably requested and shall answer truthfully, fully and promptly all questions that are reasonably put to them by FSA representatives.

(h)                                  The Investment Manager shall give the Customer’s duly appointed auditors entitlement to such information and explanations from its officers as they reasonably consider necessary for the performance of their duties.

2.8           Information Furnished to the Investment Manager.

(a)                                  The Customer shall furnish to the Investment Manager in a timely manner any information that the Investment Manager may reasonably request with respect to the Services.  In determining the requirements of Applicable Requirements, the Investment Manager may rely on an interpretation of law by legal counsel to the Customer.

(b)                                 The Customer shall furnish to the Investment Manager in a timely manner details of inflows of cash to the Account in the first instance by e-mail followed by post in accordance with clause 8.3.

(c)                                  The Investment Guidelines may be modified or amended by the Board or the Investment Committee from time to time, provided that any such modification or amendment shall be provided by the Customer to the Investment Manager in writing in advance. The Investment Manager shall have a reasonable amount of time to bring the Account into compliance with any modification and amendment.

2.9           Reporting and valuation

(a)                                  The Investment Manager shall meet the Customer at such frequency as the Customer may reasonably require to review the performance of the Account and to discuss the Investment Guidelines.  The Investment Manager shall

(provided it receives no less than two weeks’ notice of the meeting) provide the Customer not less than one week before each such meeting a written submission reviewing developments since the last meeting and outlining the major topics on which it proposes to comment at the forthcoming meeting.

(b)                                 The Investment Manager shall promptly deliver to the Chief Financial Officer of the Customer monthly statements showing all investments in each Account as of the close of business on the last business day of each month (the “Securities Valuation Date”).  Said statements shall be sent to the Customer promptly following the end of each month and shall include:

(i)                                     a statement summarizing the transactions subsequent to the immediately prior Securities Valuation Date; and

(ii)                                  a report, if any, assessing the negative performance of the Custodian with respect to the custody of the Account Assets, to the extent known by the Investment Manager.

(c)                                  The Investment Manager shall agree with the Customer on any other statements to be provided and in the absence of such agreement, shall have no obligation to provide any statements other than as expressly provided herein.

(d)                                 For the purposes of these statements and any other statements or reports requested by the Customer, unless otherwise agreed upon in writing by the Customer and the Investment Manager, the basis for valuing Account Assets shall be determined in good faith by the Investment Manager.

(e)                                  The Customer shall provide the Investment Manager with a certificate (substantially in the form set out in Exhibit A) setting forth the names and specimen signatures of the individuals who are authorized to act on behalf of the Customer.  The Customer may from time to time amend or vary such certificate by written notice to the Investment Manager.

ARTICLE III

TERM AND TERMINATION

3.                                      Term and Termination.

 (a)                               This Agreement shall continue in effect for a term beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Termination Date”).  Not less than one (1) year prior to the Initial Termination Date, the Customer shall notify the Investment Manager in writing of its intent to terminate this Agreement on the Initial Termination Date or to extend this Agreement for an additional one (1) year term (the “First Extension”).

(b)                                 If the Customer exercises the First Extension, the Customer shall, no later than the Initial Termination Date, notify the Investment Manager in writing of its intent to terminate this Agreement at the end of the First Extension or to further extend this Agreement for an additional one (1) year term (the “Second Extension”).

(c)           This Agreement may only be terminated by the Customer:

(i)                                     for any reason (including, without any limitation, if the GE Life Group decides to engage other investment managers to provide substantially all advisory services to its fixed income assets) with six (6) months prior notice (which notice shall specify the effective date of termination) to the Investment Manager, provided, that the Customer may provide less than six (6) months notice subject to clause 3(d) below; or

(ii)                                  immediately (A) for cause  (“cause” being understood as any fraud or wilful misconduct by the Investment Manager in managing the Account, the Investment Manager’s material breach of this Agreement, materially deficient investment performance with respect to the Account or the Investment Manager’s material or repeated non-compliance in managing the Account in accordance with the Investment Guidelines or Investment Objectives; provided that, except with respect to Manager’s fraud or wilful misconduct, the Investment Manager shall have thirty (30) days from notice of such non-compliance or material breach to cure such non-compliance or material breach to the reasonable satisfaction of the Customer in which case cause shall not be deemed to have arisen); (B) upon a Control Event with respect to the Customer or the Investment Manager; or (C) following the occurrence of a FSA Termination or Regulatory Change (each as defined in clause 3(e) below) or the occurrence of an event described in clause 3(e)(iii)(A) below.

(d)                                 If the Customer terminates this Agreement with less than six (6) months prior notice and if such termination is not due to the occurrence of any event set forth in clause 3(c)(ii) above, the Customer will pay to the Investment Manager, in addition to all fees applicable for the period from notice to termination, the lesser of (1) the unpaid balance of the Budgeted Costs that have been applicable for providing the Services during the period from the termination date through the date that is six (6) months from the date that notice was received (the “Remaining Term”) or (2) the Actual Costs incurred by the Investment Manager for providing the Services for the Remaining Term (in each case as adjusted to reflect the pro-rata portion of the True-up for the following year, or portion thereof, if applicable).  The Investment Manager shall use reasonable efforts to mitigate the incurrence of such costs and expenses.

(e)                                  This Agreement may be terminated by the Investment Manager:

(i)                                     if the FSA suspends or withdraws the Investment Manager’s investment adviser registration or permission to carry on investment management activities  (“FSA Termination”);

(ii)                                  if a change in Applicable Requirements occurs that would materially and adversely affect the Investment Manager’s ability to provide the Services  (“Regulatory Change”); or

(iii)                               if (A) GE or an Associate thereof, as the case may be, decides to dissolve the Investment Manager and commences dissolution or other winding up proceedings; (B) a Control Event with respect to the Investment Manager occurs; or (C) the GE Life Group decides to engage other investment managers to provide substantially all advisory services to its fixed income assets (each such event in (A), (B) or (C), a “GE Change”); provided that the Investment Manager shall give prompt written notice of a GE Change to the Customer and the date of termination shall occur on the later of the Initial Termination Date or six (6) months from the giving of notice of the GE Change to the Customer.

(f)                                    The Investment Manager shall provide prompt written notice of a FSA Termination or Regulatory Change to the Customer and the Investment Manager shall use best efforts to extend the termination date of this Agreement to the maximum date consistent with the requirements of the FSA or the date of implementation of the Regulatory Change, as applicable, and in a manner consistent with regard to clause 3(k).

(g)                                 This Agreement also shall automatically terminate in the event of its unauthorized assignment by either party.

(h)                                 Termination in any manner shall not affect the rights of either party that accrued prior to termination.

(i)                                     The Customer acknowledges that the Investment Manager has and will continue to expend substantial fixed costs in providing the Services to the Customer and such costs would not have been incurred but for the Investment Manager providing the Services.  Furthermore, the Customer acknowledges that the Investment Manager has agreed to provide the Services for the fees payable pursuant to Article IV in part because the Customer has expressed a good faith intention to engage the Investment Manager for not less than three (3) years following the Effective Date.  Therefore, the Customer acknowledges that the management fees still to be paid to the Investment Manager following a termination by the Customer of this Agreement for reasons other than pursuant to clause 3(c)(ii) above and with less than six (6) months prior notice should not be construed as a penalty but as a reasonable approximation of the additional costs incurred by the Investment Manager due to the failure of the Customer to meet the parties’ expectations.

(j)                                     Within sixty (60) days of the termination of this Agreement, the Investment Manager shall transfer all Records to the Customer or its designee provided that Investment Manager shall be entitled to maintain a copy of such Records.  All reasonable costs (but not any copying costs) to transfer such Records shall be paid by the Customer.

(k)                                  In the event of any termination of this Agreement, the Customer may request that the Investment Manager continue to serve as an investment manager hereunder (at the then-existing compensation level) in order to assist the Customer in effecting a smooth and orderly transfer of services and all Records to any successor Investment Manager (which may be Customer); provided that such transition period shall not exceed 3 months unless otherwise agreed to by the parties. The Investment Manager shall consent to such request provided termination is not the result of a FSA Termination or Regulatory Change.

ARTICLE IV

COMPENSATION

4.                                      Compensation.

(a)                                Subject to the provisions of this Article IV, the Customer agrees to pay the Investment Manager a management fee on a quarterly basis in arrears for the Services.   The management fee shall be equal to ** basis points (**%) (the “Management Percentage”) multiplied by the value of the Account Assets as of the end of the relevant calendar quarter, as determined by the Custodian’s records, divided by four (4).   The Customer agrees to pay an estimate (determined in good faith by the Investment Manager) of this amount in monthly installments in advance with any difference between the amount paid and the amount due being set against the actual quarterly fee. The parties acknowledge that the initial Management Percentage has been, and the Management Percentage applicable for each calendar year thereafter, will be equal to 105% of the percentage resulting from dividing the

Investment Manager’s budgeted direct and indirect costs and expenses for providing the Services for such period (the “Budgeted Costs”) as adjusted by any True-up for the prior year by the Customer’s estimated average Account Assets for the next calendar year.

(b)                                 The parties will reestablish the Management Percentage for each calendar year in accordance with the following process.  By each September 15, the Customer shall provide the Investment Manager with a provisional forecast of the Customer’s Account Assets for the following calendar year together with an outline of any significant changes that the Customer proposes to implement to its investment strategy during the following calendar year.  By each October 1, the Investment Manager shall provide the Customer with a detailed budget setting forth the expected Budgeted Costs to be incurred by the Investment Manager in order to provide the Services for the following calendar year along with reasonable documentation in support of such budget (collectively, the “Proposal”). The Customer shall promptly review the Proposal and shall accept or reject the Proposal, in the Customer’s reasonable discretion, by no later than November 1; provided, however, if the Customer rejects the Proposal it shall provide the Investment Manager with a written explanation for such rejection.  If the Customer rejects the Proposal, the Customer and the Investment Manager will work in good faith to resolve all issues so that the Proposal is acceptable to both parties no later than December 1.  As promptly as possible, but in no event later than January 15 of each year, the Customer shall provide the Investment Manager its final forecast of Account Assets for the calendar year and any significant changes to the Customer’s investment strategy that the Customer proposes to implement during such calendar year.  Within five (5) business days following receipt of such information, the Investment Manager shall calculate the difference between the management fees paid or payable by the Customer to the Investment Manager for the prior year under this Agreement and the Investment Manager’s actual direct and indirect costs and expenses of providing services (“Actual Costs”) during such period (such difference is referred to as the “True-up”) and shall provide the True-up and proposed Management Percentage to the Customer.  The calculation of any True-up shall not give effect to fees received by the Investment Manager or reductions in fees otherwise owed to the Investment Manager as a result of a prior True-up.  The True-up shall be added to or subtracted from, as applicable, the Budgeted Costs set forth in the approved Proposal and shall be reflected in the Management Percentage established for the following calendar year.  If the Investment Manager is entitled to the benefit of the True-up because Actual Costs exceeded Budgeted Costs, the True-up added to Budgeted Costs for the following calendar year shall be the lesser of the actual True-up or an amount equal to 10% of Budgeted Costs for the prior calendar year; provided however, that any Actual Costs that were not included in the approved Proposal for the year but were previously approved in writing by the Customer in consultation with the Investment Manager during such year shall not be included when applying the 10% cap.  The Investment Manager shall provide the Customer with reasonable back-up documentation supporting the Investment Manager’s calculation of the True-up.  The Customer shall approve or reject the True-Up and the Management Percentage not later than five (5) business days after receipt thereof from the Investment Manager.  The Management Percentage shall be implemented as if it were effective as of the prior January 1. If the parties are unable to agree on a revised Proposal, the True-up or the Management Percentage, the then existing Management Percentage shall remain in effect until the parties agree on a revised Proposal and True-up.    If the parties are unable to agree on the Proposal, the Management Percentage and the True-up by February 15, the Budgeted Costs and Management Percentage (which shall reflect the True-up) shall be established pursuant to the Arbitration process described in

Article IX of this Agreement.  In accordance with the foregoing procedure, if the GE Life Group decides to engage other investment managers to provide substantially all advisory services to its fixed income assets, the Manager agrees that Budgeted Costs (without giving effect to any True-up) for the calendar year immediately following such change shall not increase by more than 5% unless mutually agreed by the parties. Both parties understand that time is of the essence with respect to this clause 4(b).  For purposes of all dates set forth in this clause, if such date is not a business day, then such date shall be deemed to be the next calendar day that is a business day.

(c)                                  The Customer agrees to pay an estimate (determined in good faith by the Investment Manager) of the quarterly charge contemplated in clause 4(a) above in monthly installments in advance with any difference between the amount paid and the amount due being set against the actual quarterly fee.  The Investment Manager shall submit to the Customer at the beginning of each month, a written statement of the amount owed by the Customer for that month. The Customer shall pay the Investment Manager undisputed amounts within twenty eight (28) days following receipt of such statement. Fees to be paid in GBP.  VAT will be added and paid, where applicable, by the Customer.  The Customer will inform the Investment Manager as soon as possible when it is no longer within the GE Capital Bank Limited VAT Group.

ARTICLE V

CONFIDENTIALITY

Subject to the duty of the Investment Manager or the Customer to comply with Applicable Requirements, each party hereto shall treat as confidential all information with respect to the other party received pursuant to this Agreement.  No party shall use or disclose the other party’s confidential information except as contemplated by this Agreement.

The Investment Manager shall establish and maintain reasonable procedures to keep Investment Reports, the information supplied by the Customer to the Investment Manager for the Investment Reports and other non-public information provided hereunder confidential and to prevent disclosure or distribution to any Person other than to the Customer’s Representatives or the Investment Manager’s Representatives or their service providers who have a reasonable need to know or have access to such information in connection with providing the Services; provided that the Investment Manager may include information from such Investment Reports when presenting the Investment Manager’s performance as long as the Customer is not identified as the source of such information.  The Investment Manager will be responsible for compliance with the terms of this clause by its Representatives.

Investment Reports provided by the Investment Manager to the Customer are privileged and may include proprietary information.  Investment Reports will be used solely for the purpose of monitoring and evaluating the performance of the Account and for use by the Customer in testing the Account Assets for regulatory compliance and similar purposes. The Customer shall establish and maintain reasonable procedures to keep Investment Reports confidential and to prevent disclosure or distribution to any Person other than to the Customer’s Representatives who have a reasonable need to know or have access to such Investment Reports in connection with the receipt of the Services.  The Customer will be responsible for compliance with the terms of this clause by its Representatives.

Each party hereto will, to the extent legally possible, obtain the other party’s approval before sending or making available any Investment Report to third parties.  If a party is required by Applicable Requirements or requested (by legal process, civil investigative demand or similar process) to disclose any confidential information of the other party, the party being required or requested to make such disclosure will to the extent legally possible promptly notify the other party so that the other party may to the extent legally and practically possible seek an appropriate protective order or waive compliance with this confidentiality covenant.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1.         Representations and Warranties of the Investment Manager.

The Investment Manager represents, warrants and covenants that:

(a)        It is duly incorporated under the laws of England and Wales.

(b)                        It has and will maintain throughout the term of this Agreement, all of the powers, rights and authorities to carry on the business of an investment manager under Applicable Requirements (including, without limitation, the appropriate permissions from the FSA, but excluding solely for this purpose any registrations with the SEC).

(c)                         Neither the execution and delivery nor the performance of this Agreement will violate any Applicable Requirements or applicable court order, nor will the same constitute a breach of, or default under, provisions of any agreement or contract to which it is a party or by which it is bound and assuming the accuracy of sub-clause 6.2(b) below, all required regulatory filings and notices, if any, have been made and, if necessary, approvals received  (or applicable waiting or notice periods lapsed) in connection with this Agreement.

(d)                        It has the power, right and authority to execute, deliver and perform this Agreement and any transaction contemplated by the terms of this Agreement.

(e)                         It has, at least 48 hours prior to entering into this Agreement furnished to the Customer a true and complete copy of Part II of its most recent Form ADV; and since the date of such Form ADV, there has not been, occurred or arisen any material adverse change in the financial condition or in the business of the Investment Manager or any event, condition, or state of facts which materially and adversely affects, or to its knowledge threatens to materially affect, the business or financial condition of the Investment Manager.

(f)                           In terms of intellectual property, it is the sole owner of all right, title and interest in and to the intellectual property used by it to perform its obligations hereunder or, to its knowledge, possesses all appropriate licenses to use the intellectual property; has not sold, granted, conveyed, licensed or assigned to any third party, or in any way encumbered, the intellectual property in a manner that interferes with the Investment Manager’s obligations under this Agreement; and the intellectual property used by the Investment Manager does not to the Investment Manager’s knowledge infringe the rights of any third party.

6.2          Representations and Warranties of the Customer.

The Customer hereby represents and warrants that:

(a)                         It has the power to enter into and perform its obligations under this Agreement, and has duly executed this Agreement so as to constitute a valid and binding obligation of the Customer.

(b)                        Neither the execution and delivery nor the performance of this Agreement (including the payment of fees to the Investment Manager) will violate any Applicable Requirements or applicable court order, nor will the same constitute a breach of, or default under, provisions of any agreement or contract to which it is a party or by which it is bound and, assuming the accuracy of sub-clause 6.1(c) above, all required regulatory filings and notices, if any, have been made, and if necessary, approvals received  (or applicable waiting or notice periods lapsed) in connection with this Agreement.

ARTICLE VII

NATURE OF RELATIONSHIP

7.             Nature of Relationship; Conflicts of Interest.

(a)                                  The Investment Manager acts as the agent of the Customer, who will therefore be bound by the Investment Manager’s acts under this Agreement providing the Investment Manager acts within the authority granted to it by the Customer.  Nevertheless, none of the Services nor any other matter shall give rise to any fiduciary or equitable duties which would prevent or hinder the Investment Manager from providing similar services to other customers or otherwise from acting as provided in this Agreement.

(b)                                 The Investment Manager may effect transactions in which the Investment Manager or an Associate has or may have, directly or indirectly, a material interest or relationship of any description with another party which may involve a potential conflict with the Investment Manager’s duty to the Customer, without reference to the Customer, provided that such transactions are at arm’s length.  Neither the Investment Manager nor any Associate shall be liable to account to the Customer for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions and the Investment Manager’s fees shall not, unless otherwise provided, be abated thereby.

(c)                                  The Investment Manager will ensure that such transactions are effected on terms that are no less favourable to the Customer than if the potential conflict had not existed.

(d)                                 The Investment Manager shall (subject to receiving instructions from the Customer to the contrary) take all necessary steps (acting always in the best interests of the Account) to ensure that the Investment Guidelines are fully complied with, and to rectify any breach of such Investment Guidelines which may occur through movements in the market as soon as reasonably practicable after such breach occurs.

(e)                                  In accordance with the FSA Rules, the Investment Manager notifies the Customer that the potential conflicting interest or duties referred to in clause (b) above may arise because:

(i)                                   any of the Investment Manager’s directors or employees (or those of an Associate) is a director of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or dealt in on behalf of the Customer;

(ii)                                  the transaction is in relation to an investment in respect of which the Investment Manager or an Associate benefits from a commission, fee, mark-up or mark-down payable otherwise than by the Customer, and/or the Investment Manager or an Associate is also remunerated by the counterparty to any such transaction;

(iii)                               the Investment Manager acts as agent for the Customer in relation to a transaction in which it is also acting as an agent for the account of other Customers and/or Associate;

(iv)                              the Investment Manager or an Associate deals in investments as principal with the Customer, or acting as principal, sells to or purchases from the Customer currency other than sterling;

(v)                                 a transaction is effected in securities issued by an Associate or the Customer of an Associate;

(vi)                              the Investment Manager deals on behalf of the Customer with or in securities of an Associate;

(vii)                           the transaction is in units or shares of a collective investment scheme (e.g. a unit trust) or of any company of which in either case the Investment Manager or an Associate is the investment manager, operator, banker, adviser or trustee;

(viii)                        the transaction is in the securities of a company for which the Investment Manager or an Associate has underwritten, managed or arranged an issue within the period of 12 months before the date of the transaction;

(ix)                                the Investment Manager may effect transactions involving placings and or new issues with an Associate who may be acting as principal or receiving agents commission;

(x)                                   the Investment Manager or an Associate receives remuneration or other benefits by reason of acting in corporate finance or similar transactions involving companies whose securities are held by the Customer; and

(xi)                                the transaction is in securities in respect of which the Investment Manager or an Associate or a director or employee of either is contemporaneously trading or has traded on its own account has either a long or short position.

ARTICLE VIII

MISCELLANEOUS

8.1           Other Charges.

The Investment Manager shall direct the Custodian to pay out of the relevant Account Assets the total transaction costs including all reasonable Broker’s commissions with respect to transactions of the Account and all taxes or governmental fees, domestic or foreign, attributable to such transactions.

8.2           Investment Manager’s Conduct.

(a)                                  In furnishing the Customer with the Services, neither the Investment Manager nor any officer, director or agent thereof shall be held liable to the Customer, its creditors or the holders of its securities for good faith errors of judgment or for anything except wilful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement.  It is further understood and agreed that the Investment Manager may rely upon information furnished to it by the Customer that the Investment Manager reasonably believes to be accurate and reliable.

(b)                                 No warranty is given by the Investment Manager as to the performance or profitability of the Account any part thereof and there is no guarantee that the Investment Objectives will be achieved, including without limitation any risk control, risk management or return objectives.  The Account may suffer loss of principal, and income, if any, may fluctuate.  The value of investments may be affected by a variety of factors, including, but not limited to, economic and political developments, interest rates and issuer-specific events, market conditions, sector positioning, or other reasons.

(c)                  Notwithstanding any limitation of liability contained in sub-clause (a) above, the Investment Manager shall indemnify and hold the Customer harmless from and against any losses, damages, expenses (including reasonable attorneys’ fees), liabilities, penalties, demands and claims of any nature whatsoever (collectively, “Losses”) with respect to or arising out of the Investment Manager’s breach or violation of this Agreement or any Applicable Requirement or the wilful misfeasance, bad faith or gross negligence by the Investment Manager in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement.

(d)                                 The Customer shall indemnify and hold the Investment Manager harmless from and against all Losses with respect to or arising out of the Customer’s breach or violation of this Agreement or any Applicable Requirement or with respect to or arising out of the Investment Manager’s actions or inactions in providing the Services as long as such Losses did not result from the Investment Manager’s breach of this Agreement or any Applicable Requirements, wilful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement.

(e)                                  The Investment Manager shall be entitled to rely upon any notice, designation, instruction, direction, request or other communication given it hereunder (whether given in writing by letter, fax, email teletype, order or other document, or orally by telephone or in person) by or on behalf of any person notified by the Customer from time to time as being authorised to instruct the Investment Manager in respect of the Account Assets without being required to determine the authenticity or correctness thereof, provided the Investment Manager believes such notice, designation, instruction, direction, request or other communication to be genuine or given by a person duly authorized and unless the Investment Manager shall have received written notice to the contrary that the authority of any such person shall have been terminated.  The Investment Manger shall be entitled to rely upon advice of counsel selected by it concerning all matters pertaining to this Agreement and the Investment Manager’s duties hereunder.

8.3          Notices.

Notices hereunder shall be by confirmed fax, telecopy or other written form of electronic communication (including e-mail) or by letter which shall be mailed by certified mail, postage paid, addressed (except as the same may by like notice be changed) as follows:

To the Customer:

Financial Assurance Company Limited
Vantage West
Great West Road
Brentford Middlesex TW8 9AG
Attn: Chief Finance Officer	Telephone No:
Fax No:

To the Investment Manager:

GE Asset Management Limited
6 Agar Street
London
WC2N 4HR
Attn: Chief Executive Officer	Telephone No: 44 207 599 5200
Fax No: 44 207 599 5233

8.4           Assignment; Governing Law and Jurisdiction.

This Agreement shall not be assignable in whole or in part by either party without the prior consent of the other party (such consent not to be unreasonably withheld), provided that this Agreement shall automatically be assigned to any Person to which the business of the Customer is transferred by virtue of any order made by the Court under Part VII of FSMA . For purposes of this clause, the term “assignment” with respect to the Investment Manager as assignor shall have the same meaning as defined in Section 202 of the Investment Advisors Act. Any successor or permitted assignee of the Customer to whom the rights and/or the obligations of the Customer under this Agreement are in any way transferred may require that the Investment Manager (and if it does so require, the Investment Manager shall) provide all or certain of the Services to the Customer after that transfer, for such period as that successor or permitted assignee may require, and in addition to the Services which the Investment Manager shall provide to that successor or permitted assignee pursuant to the terms of this Agreement.  This Agreement shall be governed by the laws of England..

8.5           Force Majeure.

The Investment Manager shall not be liable to the Customer for any failure to carry out or delay in carrying out any of its obligations hereunder attributable to any cause of whatever nature outside its reasonable control provided that the Investment Manager shall (1) use its best efforts to remedy any such failure or delay or malfunction, event or circumstance as soon as practicable and (2) maintain throughout the term of this Agreement effective disaster recovery systems, details of which will be provided to the Customer upon reasonable request.

8.6                                 Independent Contractor.

The Investment Manager shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Customer. The Customer shall always retain the ultimate authority to make investment decisions on its own behalf.

8.7                                 Advertising and Promotion.

A party shall not engage in any advertising or promotional activity that refers to the other party without receiving the written consent of the other party prior to publication or announcement. The Investment Manager shall however be entitled to disclose the Customer’s name and the size of the Account Assets in the client listings and other similar material.

8.8                                 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9           Amendments.

No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties.

8.10                           Counterparts.

This Agreement may be executed in one or more counterparts, and such counterparts together shall constitute one and the same agreement

8.11         Complaints.

If the Customer has any complaint about the Investment Manager, it should be directed to the Compliance Officer at the Investment Manager’s address at the head of this Agreement.  The Customer acknowledges that it is not an eligible complainant as defined by the FSA Rules and as such does not have a right to refer a complaint to the Financial Ombudsman Service.

8.12         Contracts (Rights of Third Parties) Act of 1999.

Other than as specifically provided for, the parties to this Agreement do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Right of Third Parties) Act of 1999, by any person who is not a party to this Agreement.

8.13         Entire Agreement.

This Agreement (including the Exhibits to this Agreement which shall be regarded as incorporated into, and forming part of, this Agreement) embodies the entire understanding of the parties hereto with respect to its subject matter, supersedes any prior or contemporaneous agreements or understandings between the parties with respect to such subject matter and cannot be altered, waived, amended, supplemented or abridged except by the written agreement of the parties.

8.14         Exclusion or Termination of Liability.

Nothing in this Agreement shall exclude any liability of the Investment Manager to the Customer arising under Applicable Requirements (including, without limitation, the FSMA or the FSA Rules).

ARTICLE IX

DISPUTE RESOLUTION

9.1          General Provisions.

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article IX, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b)                                 Commencing with a request contemplated by Section 9.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 9.3 set forth below, shall be deemed to be without prejudice communications and to have been delivered in furtherance of a Dispute settlement and shall be exempt from inspection, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.

(c)                                  In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

(d)                                 The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)                                  The running of time shall be suspended in respect of any Dispute for the purposes of any defences based upon the passage of time (whether under the Limitation Act 1980 (in its present form or as subsequently amended or replaced or otherwise) while the procedures specified in this Article IX are pending. The parties will take such action, if any, required to effectuate this suspension.

9.2                               Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and CEO of the respective business entities involved in such Dispute.  Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.

9.3                               Mediation.  If a Dispute is not resolved by negotiation as provided in Section 9.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect.  The parties will select a mediator from the CPR Panels of Distinguished Neutrals.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

9.4          Arbitration

(a)                                  If a Dispute is not resolved by mediation as provided in Section 9.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(b)                                 The neutral organization for purposes of the CPR Arbitration Rules will be the CPR.  The arbitral tribunal shall be composed of three arbitrators, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules.  The arbitration shall be conducted in London, England.  Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party.  A written transcript of the proceedings shall be made and furnished to the parties.  The arbitrators shall determine the Dispute in accordance with the law of England, without giving effect to any conflict of law rules or other rules that might render law inapplicable or unavailable, and shall apply this Agreement according to its terms.

(c)                                  The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 9.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 9.4 may be entered and enforced in any court having jurisdiction thereof.

(d)                                 Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 9.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in paragraph (e) below.  For purposes of the foregoing, the parties hereto submit to the non-exclusive jurisdiction of the courts of England.

(e)                                  In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.  Notwithstanding Section 9.4(d) above, each party acknowledges that in the event of any actual or threatened breach of Article V, the damages would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief.  Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(f)                                    Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article IX

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

FINANCIAL ASSURANCE COMPANY LIMITED

By:
Name:
Title:

GE ASSET MANAGEMENT LIMITED

By:
Name:
Title:

Financial Assurance Company Limited

Duly Authorised Representatives

Exhibit A

The following persons are duly authorized to act on behalf of the above captioned for accounts managed by GE Asset Management Limited.

Signature:	Type of Authorisation
Name:	Bind Firm (sign/amend contracts)
Title:	Authorise Contributions/Withdrawals
Firm Name:	Comments:

Signature:	Type of Authorisation
Name:	Bind Firm (sign/amend contracts)
Title:	Authorise Contributions/Withdrawals
Firm Name:	Comments:

Signature:	Type of Authorisation
Name:	Bind Firm (sign/amend contracts)
Title:	Authorise Contributions/Withdrawals
Firm Name:	Comments:

Signature:	Type of Authorisation
Name:	Bind Firm (sign/amend contracts)
Title:	Authorise Contributions/Withdrawals
Firm Name:	Comments: